As Filed with the Securities and Exchange Commission on January 29, 2001
                                                 Registration No.

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                        UNDER THE SECURITIES ACT OF 1933
                                SATX CORPORATION
             ------------------------------------------------------
             (Exact name of registrant as specified in its charter)

     Nevada (#16545-95)                                       87-0293479
-------------------------------                           -------------------
(State or other jurisdiction of                            (I.R.S. Employer
 Incorporation or organization)                           Identification No.)

4710 Eisenhower Blvd Suite E-1
Tampa, Florida                                                   33634
----------------------------------------                       ----------
(Address of Principal Executive Offices)                       (Zip Code)


                            STOCK UNDERLYING VARIOUS
                              CONSULTING AGREEMENTS
                             BETWEEN REGISTRANT AND
                          CONSULTANTS OF THE REGISTRANT

                            Laughlin Associates, Inc.
                              2533 N. Carson Street
                            Carson City, Nevada 89706
           -----------------------------------------------------------
           (Name and address, including zip code of agent for service)

                                  775-883-8484
          -------------------------------------------------------------
          (Telephone number, including area code, of agent for service)

-------------------------------------------------------------------------------------------------------------
                                      CALCULATION OF REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
                                               PROPOSED MAXIMUM      PROPOSED MAXIMUM
 TITLE OF SECURITIES        AMOUNT TO BE        OFFERING PRICE      AGGREGATE OFFERING        AMOUNT OF
   TO BE REGISTERED          REGISTERED           PER SHARE*              PRICE*          REGISTRATION FEE
-------------------------------------------------------------------------------------------------------------
Common Stock, Par
Value $.001 Per Share         375,000                $.30                $187,500              $28.13
-------------------------------------------------------------------------------------------------------------

Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) on the basis of the average of the low bid and ask prices of the Common Stock of the Registrant as traded in the over-the-counter market and reported in the Electronic Bulletin Board of the National Association of Securities Dealers on January 29, 2001.

PART I

DESCRIPTION OF EXECUTIVE, EMPLOYMENT AND CONSULTING AGREEMENTS

         The following table sets forth the number of shares of Common stock issued or authorized to be issued pursuant to certain Consulting and Employment Agreements attached hereto or incorporated herein by reference.

---------------------------------------------------------------------------------------------------------
                                                                                    Number of Shares or
                                              Compensation                          Option covered by
                                               Agreement                            this Registration
Selling Shareholder                          (Name of Plan)                             Statement
---------------------------------------------------------------------------------------------------------
Arnold Rothlisberger    Consulting Agreement effective November 30, 2000               150,000 shares
---------------------------------------------------------------------------------------------------------
Andrews & White
Financial Services      Consulting Agreement effective November 30, 2000               150,000 shares
---------------------------------------------------------------------------------------------------------
Valerie Pearson         Stock bonus granted effective November 30, 2000                 75,000 shares
---------------------------------------------------------------------------------------------------------
TOTAL                                                                                  375,000 shares
=========================================================================================================


PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

         The following documents are incorporated by reference in this registration statement:

         (a) Registrant's Annual Report on Form 10-SB for the fiscal year ended December 31, 1999, filed pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) Registrant's quarterly report on Form 10-QSB for the fiscal quarter ended June 30, 2000.

         All documents filed by the Registrant pursuant to Section 13(a), 13(c), 14, and 15(d) of the Securities Act and Sections 13(a), 13(c), and 14 of the Exchange Act after the date of this registration statement and prior to the filing of a post-effective amendment to this registration statement which indicates that all securities offered hereunder have been sold, or which registers all securities then remaining unsold under this registration statement, shall be deemed to be incorporated by reference in this registration statement and to be a part hereof from the date of filing of such documents.

Item 4.  Description of Securities.

         The authorized capital stock of Registrant consists of one hundred million shares (100,000,000), par value $.001 per share, all of which are designated Common Stock par value $.001 per share. As of December 31, 2000 there were approximately seventy three million, three hundred ninety thousand (73,390,000) shares of Common Stock issued and outstanding.

         The holders of shares of Common Stock of the Registrant are entitled to dividends when and as declared by the Board of Directors from funds legally available therefore and, upon liquidation, are entitled to share pro rata in any distribution to shareholders. Holders of the Common Stock have one non-cumulative vote for each share hold. There are no preemptive, conversion or redemption privileges, nor sinking fund provisions, with respect to the Common Stock.

         Stockholders are entitled to one vote of each share of Common Stock held of record on matters submitted to a vote of stockholders. The Common Stock does not have cumulative voting rights. As a result, the holders of more than 50% of the shares of Common Stock voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares of Common Stock will not be able to elect any person or persons to the board of directors of Registrant.

         The Registrant has twenty million shares of Preferred Stock authorized and $.001 par value of which none are outstanding. The Registrant has authorized the issuance of warrants to purchase 4,000,000 Shares of Common Stock exercisable at various prices from $.75 per share to $2.25 per share, exercisable until December 31, 2000.

Item 5.  Interest of Named Experts and Counsel.

         Not applicable.

Item 6.  Indemnification of Directors and Officers.

         The Registrant's Articles of Incorporation provide for indemnification of its officers and directors for breach of fiduciary duty involving any act or omission of any such director or officer; provided however, that such provision shall not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or a knowing violation of a law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. Section 78.7502 of the Nevada Revised Statutes which provides that when a corporation elects to indemnify its officers and directors, the indemnification shall encompass expenses, including attorney fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the Company pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by registrant of expenses incurred in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         Except to the extent hereinabove set forth, there is no charter provision, by-law, contract, arrangement or statute pursuant to which any director or officer of registrant is indemnified in any manner against any liability which he may incur in his capacity as such.

Item 7.  Exemption From Registration Claimed.

         Not Applicable.

 Item 8. Exhibits.

The exhibits filed as a part of this Report or incorporated herein by reference are as follows:

EXHIBIT
NO.                  ITEM

4.1 Consulting Agreement between Arnold Rothlisberger and the Registrant effective November 30, 2000.

4.2 Consulting Agreement between Andrews & White Financial Services and the Registrant effective November 30, 2000.

4.3 Resolution granting Valerie Pearson 75,000 shares of common stock as a bonus effective November 30, 2000.

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC, regarding the legality of the securities being registered under this Registration Statement.

24.1  Consent of Robert White and Associates, Certified Public Accountants.

24.2 Consent of Frohling, Hudak & Pellegrino, LLC, (set forth in the opinion of counsel included as Exhibit 5.1).

Item 9.  Undertakings.

         (a) The undersigned Registrant hereby undertakes:

             (1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                (i)To include any prospectus required by section 10(a) (3) of the Securities Act of 1933;

                (ii)To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement;

                (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

             Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

             (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plans annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Tampa, Florida, on the 29th day of January, 2001.

                                      By  /s/ MERRITT JESSON
                                          ------------------------------
                                          Merritt Jesson., President and
                                          Chief Executive Officer

          Pursuant to the requirements of the Securities Act of 1933, the following persons in the capacities and on the date indicated have signed this Registration Statement.

          Signature                     Title                         Date
          ---------                     -----                         ----

/s/ MERRITT JESSON              Chief Executive Officer         January 29, 2001
------------------------
Merritt Jesson


/s/ ROBERT ELLIS                Treasurer and Chief             January 29, 2001
------------------------        Financial and Accounting
Robert Ellis                    Officer


Majority of the Board of Directors

/s/ MERRITT JESSON              Director                        January 29, 2001
------------------------
Merritt Jesson


/s/ ROBERT ELLIS                Director                        January 29, 2001
------------------------
Robert Ellis


/s/ KHOREN SHAGINIAN            Director                        January 29, 2001
------------------------
Khoren Shaginian

                                Signature on File

                     INDEX TO EXHIBITS BEING FILED HEREWITH


EXHIBIT
NO.        ITEM

4.1 Consulting Agreement between Arnold Rothlisberger and the Registrant effective November 30, 2000.

4.2 Consulting Agreement between Andrews & White Financial Services and the Registrant effective November 30, 2000.

4.3 Resolution relating to stock bonus granted to Valerie Pearson by the Registrant effective November 30, 2000.

5.1 Opinion of Frohling, Hudak & Pellegrino, LLC, regarding the legality of the securities being registered under this Registration Statement.

24.1       Consent of Robert White and Associates, Certified Public Accountants.

24.2 Consent of Frohling, Hudak, & Pellegrino Counsel for the Registrant (Set forth in the opinion of counsel included as Exhibit 5.1).